Exhibit 10.1

Autobytel Inc.

                             Plan

Restricted Stock Award Agreement

Award No.

You are hereby awarded Restricted Stock subject to the terms and conditions set forth in this Restricted Stock Award Agreement (“Award”) and in the Autobytel Inc.                          Plan (“Plan”). By executing this Award, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Administrator, and shall be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award.

Specific Terms. Your Restricted Shares have the following terms:

Name of Participant

Number of Shares Subject to Award

Purchase Price per Share (if any)	$ 0.00

Date of Award

Forfeiture Lapse Schedule	All shares of restricted stock are subject to forfeiture back to the Company upon the termination of employment by the Participant for any reason (the “Forfeiture Restrictions”) subject to the Forfeiture Restrictions lapsing in whole or in part as follows:

The Forfeiture Restrictions with respect to thirty-three and one-third percent (33 1/3%) of your Restricted Shares shall lapse twelve (12) calendar months after the Date of Award and thereafter in equal one thirty-sixth (1/36) installments on each monthly anniversary of the Date of Award for the following twenty-four months. Continued lapsing of the Forfeiture Restrictions as set forth above shall be contingent upon your continued employment with the Company.

Notwithstanding the foregoing, the Forfeiture Restrictions on the Restricted Shares shall fully lapse upon the occurrence of any Change of Control or termination of Participant’s employment with the Company (i) by the Company without Cause, or (ii) by Participant for Good Reason. For purposes of this Award, (i) the definitions of Cause and Good Reason shall have the meanings ascribed to them in that certain Amended and Restated Severance Agreement dated as of September 29, 2008 by and between the Company and Participant; and (ii) the definition of Change of Control shall have the meaning ascribed to such definition in the Plan as of the date hereof.

1. Legend. Until all Forfeiture Restrictions lapse and new certificates are issued pursuant to the next section, certificates representing shares of Restricted Shares issued pursuant to this Award shall bear the following legend:

The shares represented by this certificate are subject to forfeiture to and recoupment by Autobytel Inc. and may not be sold or otherwise transferred except pursuant to the provisions of the                      Plan Restricted Stock Award Agreement by and between Autobytel Inc. and the registered owner of such shares.

In accordance with the Plan, the Company shall retain possession of any certificates representing Restricted Shares until such time as the Forfeiture Restrictions lapse.

2. Lapse of Forfeiture Restrictions. As Forfeiture Restrictions lapse, the Company shall cause new certificates to be issued and delivered to you, free from the legend in the preceding section, but with any other legends the Company determines to be appropriate. New certificates shall not be delivered to you unless you have made arrangements satisfactory to the Administrator to satisfy tax-withholding obligations.

3. Section 83(b) Election Notice. If you elect under Internal Revenue Code Section 83(b) to be taxed immediately on your Restricted Shares rather than as the Forfeiture Restrictions lapse, you must notify the Company of the election within 10 days of filing that election with the Internal Revenue Service.

4. Not a Contract of Employment. By executing this Award Agreement, you acknowledge and agree that (1) any person who is terminated before full lapsing of Forfeiture Restrictions of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude lapsing of Forfeiture Restrictions; (2) you promise never to make such a claim; (3) nothing in this Award Agreement or the Plan confers on you any right to continued Company employment or restricts the Company’s right to terminate your employment at any time for any or no reason; and (4) the Company would not have granted this Award to you but for these acknowledgements and agreements.

5. Severability. Subject to one exception, every provision of this Award Agreement and the Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms. The only exception is that this Award Agreement shall be unenforceable if any provision of the preceding section is illegal, invalid, or unenforceable.

6. Notices. Any notice, payment or communication required or permitted to be given by any provision of this Award shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, at the address set forth on the signature page, to the attention of: Administrator of the Autobytel Inc.                          Plan; (ii) if to you, at the address set forth below your signature on the signature page. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

7. Binding Effect. Every provision of this Award shall be binding on and inure to the benefit the parties’ respective heirs, legatees, legal representatives, successors, transferees, and assigns.

8. Headings. Headings shall be ignored in interpreting this Award.

9. Counterparts. This Award may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

10. Governing Law. This agreement is governed by Delaware law, without regard to the conflicts of laws principles thereof, and for U.S. federal tax purposes, U.S. federal law.

11. Advice of Counsel and Tax Advisors. The Participant acknowledges that: (i) the Company has encouraged him or her to consult with an attorney and/or tax advisor of his or her choosing (and at his or her own cost) in connection with this Award, and (ii) he or she is not relying upon the Company for, and the Company has not provided, legal and tax advice to Participant in connection with this Award. It is the responsibility of the Participant to seek independent tax and legal advice with regard to the tax treatment of the Award and any other related matters. The Participant acknowledges that he or she has had a reasonable opportunity to seek and consider advice from counsel and tax advisors.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Option is awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

Autobytel Inc.

By:
Name:
Title:

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant: